            EXHIBIT 21.1

SUBSIDIARIES OF RITHM PROPERTY TRUST INC.

Subsidiary	Jurisdiction of Incorporation of Formation
Great Ajax Operating LLC	Delaware
Great Ajax Operating Partnership L.P.	Delaware
Great Ajax II Operating Partnership L.P.	Delaware
AJX Mortgage Trust I	Delaware